United States securities and exchange commission logo





                         October 3, 2022

       Mark Hamburg
       Chief Financial Officer
       Berkshire Hathaway Inc.
       3555 Farnam Street
       Omaha, Nebraska 68131

                                                        Re: Berkshire Hathaway
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 11,
2022
                                                            File No. 001-14905

       Dear Mark Hamburg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Jenifer Broder